Exhibit 15.1

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras St.
New Orleans, LA 70112

August 1, 2006

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-31584, 333-104564 and 333-114430), Forms S-4 (File Nos. 333-104563 and 333-114217) and Forms S-8 (File Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292 and 333-136084) of Freeport-McMoRan Copper & Gold Inc. of our report dated August 1, 2006 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended June 30, 2006.

Very truly yours,

/s/Ernst & Young LLP